Exhibit 99.4

form 2a — HFA401(k) Plan Participants’
Investment Direction for the Alion KSOP

Complete this form to direct the investment of assets in the Alion KSOP.

Complete sections A, B, and C even if you are not directing any of your account balance to the ESOP component of the Alion KSOP	For assistance completing this form, please call the Power of Ownership Help Line at 1-866-KSOP4US (1-866-576-7487)

A	SECTION A: PERSONAL INFORMATION

Social Security Number:	-		-

Last Name (please print clearly)		First Name		Middle Initial

IMPORTANT — PLEASE READ:

I, the undersigned participant and “named fiduciary” in the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan (Alion KSOP), hereby elect to direct, as indicated below, the investment of my existing account balance that is currently invested in the HFA401(k) plan to the ESOP component of the Alion KSOP, upon merger of the HFA401(k) plan and the Alion KSOP.

If participants do not elect to invest sufficient funds during the one-time ESOP investment election period to close the acquisition, this form will be deemed void, and my funds will remain in the HFA401(k) plan, invested with Fidelity Investments according to my current investment direction.

Furthermore, I understand that if the acquisition does close and the plans are merged, and I have not participated in the one-time ESOP investment election by completing this form, I may not direct any of my existing balance to the ESOP component and my entire account balance will be automatically directed to the non-ESOP component of the Alion KSOP, and invested in the Fidelity Retirement Government Money Market Fund.

I also understand that any funds I direct to the ESOP component will be invested in the common stock of Alion Science and Technology, as described in the prospectus provided to me with this transfer form, and will be subject to the terms and conditions of the KSOP.

By executing this form, I am acknowledging receipt of the prospectus and I am directing both the IITRI administrative committee, fiduciary for the HFA401(k) plan, and State Street Bank and Trust Company, in its capacity as trustee for the ESOP and the merged HFA401(k) plan to follow my instructions as indicated below in accordance with its duty under the terms of the KSOP and ERISA.

B	SECTION B: INVESTMENT INSTRUCTIONS

Please designate the percentage that you wish to invest in whole numbers. For example, 70% would be valid; 70.6% or 70 1/2% would not be valid.

Note: If the transaction closes and you have not completed this form designating the direction of your investment in the Alion KSOP by the end of the one-time ESOP investment election period upon merger of the plans your HFA401(k) account balance will be automatically directed to the non-ESOP component of the Alion KSOP and invested in the Fidelity Retirement Government Money Market Fund. You will not have a future opportunity to invest your HFA401(k) Plan account balance in the ESOP component. You will, however, be able to reinvest it in any of the variety of Fidelity mutual fund investment alternatives available to you within the non-ESOP component of the Alion KSOP.

If the transaction does not close, your existing account balance in the HFA401(k) plan will remain invested with Fidelity according to your current investment direction.

I hereby instruct State Street Bank and Trust Company to direct the following percentage of my account balance in the HFA401(k) Plan upon merger of the HFA401(k) plan into the Alion KSOP, to the ESOP component of the Alion KSOP, to be invested in the common stock of Alion Science and Technology Corporation %

I do not wish to direct the investment of any percentage of my account balance in the HFA401(k) Plan to the ESOP component of the Alion KSOP. I understand that if the transaction closes, however, my existing account balance in the HFA401(k) Plan will be automatically merged into the non-ESOP component of the Alion KSOP and invested in the Fidelity Retirement Government Money Market Fund.

C	SECTION C: YOUR SIGNATURE

In accordance with my directions under this form, I authorize the IITRI administrative committee as fiduciary for the HFA401(k) plan and State Street Bank and Trust Company, trustee for the ESOP, to follow my directions as set forth above. I acknowledge that I have received the prospectus for the Alion KSOP.

Signature	Date